Exhibit 10.24

U.S. CRIMSON ACQUISITION, INC.

ORTHO CLINICAL DIAGNOSTICS EXCESS PLAN

(as amended and restated)

Table of Contents

ARTICLE ONE—INTRODUCTION		1

1.1	Establishment of the Plan	1
1.2	Purpose	1

ARTICLE TWO—DEFINITIONS		2

2.1	“Account”	2
2.2	“Account Balance”	2
2.3	“Administrator”	2
2.4	“Beneficiary”	2
2.5	“Code”	2
2.6	“Compensation”	2
2.7	“Compensation Limit”	2
2.8	“Contribution Limit”	2
2.9	“Director Or Above”	2
2.10	“Disability”	2
2.11	“Employee”	2
2.12	“Employer”	3
2.13	“Employer Supplemental Contributions”	3
2.14	“ERISA”	3
2.15	“Excess Matching Contributions”	3
2.16	“Excess Transferee Nonelective Contributions”	3
2.17	“Matching Contributions”	3
2.18	“Normal Retirement Date”	3
2.19	“Participant”	3
2.20	“Plan”	3
2.21	“Plan Year”	3
2.22	“Savings Plan”	3
2.23	“Separation from Service” or “Separates from Service”	3
2.24	“Transferee Nonelective Contribution”	4
2.25	“Valuation Date”	4
2.26	“Year of Service”	4

ARTICLE THREE—PLAN PARTICIPATION		5

3.1	Participation	5
3.2	Termination of Participation	5

ARTICLE FOUR—EMPLOYER CONTRIBUTIONS		6

4.1	Excess Matching Contributions	6
4.2	Excess Transferee Nonelective Contributions	6
4.3	Employer Supplemental Contributions	6

ARTICLE FIVE—INVESTMENT OF ACCOUNTS AND ACCOUNTING RULES		7

5.1	Investment Funds	7
5.2	Allocation of Investment Experience	7
5.3	Allocation of Excess Matching Contributions	7
5.4	Allocation of Excess Transferee Nonelective Contributions and Employer Supplemental Contributions	7
5.5	Manner and Time of Debiting Distributions	7

ARTICLE SIX—ACCOUNTS		8

6.1	Accounts	8
6.2	Status of Accounts	8

ARTICLE SEVEN—VESTING AND DISABILITY BENEFITS		9

7.1	Vesting	9
7.2	Death; Disability	9

ARTICLE EIGHT—DISTRIBUTIONS		10

8.1	Manner of Payment	10
8.2	Time of Commencement of Benefit Payments	10
8.3	Furnishing Information	10
8.4	Death Benefits	10
8.5	Not “Compensation” for Other Purposes	10

ARTICLE NINE—ADMINISTRATION		11

ARTICLE TEN—CLAIMS PROCEDURE		12

ARTICLE ELEVEN—AMENDMENT AND TERMINATION		15

ARTICLE TWELVE—MISCELLANEOUS PROVISIONS		16

12.1	Benefits Unfunded; Rabbi Trust	16
12.2	ERISA Compliance	16
12.3	Plan Does Not Affect Employment	17
12.4	Taxes	17
12.5	Benefits not Assignable	17
12.6	Source of Payments	17
12.7	Construction	17
12.8	Beneficiaries	17
12.9	Code Section 409A Savings Clause	18
12.10	Governing Law	18
12.11	Headings	18
12.12	Counterparts	18

ARTICLE ONE—INTRODUCTION

1.1 ESTABLISHMENT OF THE PLAN. The Employer established the Ortho Clinical Diagnostics Excess Plan in 2014 and effective as of June 30, 2014 (originally named the “OCD Excess Savings Plan”).

1.2 PURPOSE. The purpose of the Ortho Clinical Diagnostics Excess Plan is to provide a benefit to a Participant approximately equal to the benefit that the Participant would have received under the Savings Plan if the Compensation Limit and Contribution Limit were inapplicable and to provide certain Participants with Employer Supplemental Contributions.

ARTICLE TWO—DEFINITIONS

For purposes of this Plan, unless the context or an alternative definition specified within another Article provides otherwise, the following words and phrases shall have the meanings indicated:

2.1 “ACCOUNT” shall mean, for each Participant, the account or accounts established for his or her benefit under the Plan, which records the credit on the records of the Employer equal to the amounts set aside under the Plan and the deemed earnings, if any, credited to such account.

2.2 “ACCOUNT BALANCE” shall mean a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

2.3 “ADMINISTRATOR” shall mean the Plan Administrator described in Article Nine.

2.4 “BENEFICIARY” shall mean any person, trust, organization or estate entitled to receive benefits under the terms of the Plan upon the death of a Participant.

2.5 “CODE” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “COMPENSATION” shall mean, without regard to the Compensation Limit, for purposes of Employer Supplemental Contributions, the definition of compensation under the Savings Plan that would apply to the Participant for purposes of Transferee Nonelective Contributions.

2.7 “COMPENSATION LIMIT” shall mean the annual limit of compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan pursuant to Section 401 (a)(17) of the Code, as adjusted from time to time.

2.8 “CONTRIBUTION LIMIT” shall mean the limit on annual additions that may be allocated to a participant’s account as set forth in Article Ten of the Savings Plan.

2.9 “DIRECTOR OR ABOVE” shall mean an Employee (a) having a title of “Director” or a more senior title and generally having a pay grade (under Johnson & Johnson’s policies in effect on June 29, 2014) of 40 or above as of June 29, 2014 and (b) who was employed by Johnson & Johnson or one of its subsidiaries as of immediately prior to the acquisition on June 30, 2014 of the Ortho-Clinical Diagnostics business in the United States from Johnson & Johnson by the Employer and its affiliates.

2.10 “DISABILITY” shall mean suffering from a physical or mental condition that, in the opinion of the Administrator and based upon appropriate medical advice and examination, can be expected to result in death or can be expected to last for a continuous period of no less than 12 months and for which the Participant is receiving income replacement benefits for a period of at least three months under an accident or health plan of the Employer. Receipt of a Social Security disability award shall be deemed proof of permanent and total disability.

2.11 “EMPLOYEE” shall mean one of a select group of management or highly compensated employees of the Employer or its designated subsidiary within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.12 “EMPLOYER” shall mean U.S. Crimson Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor(s) thereto which adopts the Plan.

2.13 “EMPLOYER SUPPLEMENTAL CONTRIBUTIONS” shall mean the Employer contribution amounts described in Section 4.3.

2.14 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.15 “EXCESS MATCHING CONTRIBUTIONS” shall mean the Employer contribution amounts described in Section 4.1.

2.16 “EXCESS TRANSFEREE NONELECTIVE CONTRIBUTIONS” shall mean the Employer contribution amounts described in Section 4.2.

2.17 “MATCHING CONTRIBUTIONS” shall mean the Employer matching contributions under the Savings Plan.

2.18 “NORMAL RETIREMENT DATE” shall mean a Participant’s sixty-fifth (65th) birthday.

2.19 “PARTICIPANT” shall mean any Employee who is participating in the Plan in accordance with Article Three.

2.20 “PLAN” shall mean this Plan as set forth herein and as it may be amended and restated from time to time.

2.21 “PLAN YEAR” shall mean the twelve (12)-consecutive-month period beginning January 1 and ending December 31.

2.22 “SAVINGS PLAN” shall mean the Ortho Clinical Diagnostics 401(k) Plan effective as of June 30, 2014 and as may be amended and restated from time to time.

2.23 “SEPARATION FROM SERVICE” OR “SEPARATES FROM SERVICE” shall have the meaning prescribed by regulations issued under Section 409A of the Code. A Participant has a Separation from Service on the date he or she retires, resigns, or otherwise ceases to be an employee of the Employer and its affiliates for any reason. Whether a Separation from Service has occurred is determined in each case based on the facts and circumstances of that case. However, an employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence, for a period of up to six months, or, if longer, for the period during which the Participant has a statutory or contract right to reemployment. If the period of such a leave exceeds six months, and there is no statutory or contract right to reemployment, the employment relationship is treated as terminating on the first day after the end of the six-month period. A Separation from Service must qualify as a “separation from service,” as that term is defined and interpreted in Treasury Regulation Section 1.409A-1 (h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

2.24 “TRANSFEREE NONELECTIVE CONTRIBUTION” shall mean as defined under the Savings Plan.

2.25 “VALUATION DATE” shall mean the last day of each calendar quarter of the Plan Year or such other date(s) as specified by the Administrator in the sole exercise of its discretion.

2.26 “YEAR OF SERVICE” shall mean, for purposes of determining a Participant’s nonforfeitable right to that portion of his or her Account attributable to Excess Transferee Nonelective Contributions and Employer Supplemental Contributions, a Year of Service as defined under the Savings Plan. In addition, all other service-related definitions and provisions of the Savings Plan are hereby incorporated by reference.

ARTICLE THREE—PLAN PARTICIPATION

3.1 PARTICIPATION. An Employee shall automatically become a Participant under the Plan if he or she is:

(a) eligible to be a participant of the Savings Plan under the terms of the Savings Plan, as it may be amended from time to time, and if his or her compensation (for any relevant purpose under the Savings Plan) is in excess of the Compensation Limit; or

(b) a Director Or Above.

3.2 TERMINATION OF PARTICIPATION. An Employee who is ineligible, or becomes ineligible, to make contributions to the Savings Plan is ineligible to participate as an active participant in this Plan. The active participation of a Participant who ceases to be a member of a select group of management or highly compensated employees within the meaning of ERISA shall terminate immediately.

ARTICLE FOUR—EMPLOYER CONTRIBUTIONS

4.1 EXCESS MATCHING CONTRIBUTIONS. The Employer shall make an Excess Matching Contribution to the Account of each Employee who qualifies as a Participant under Section 3.1(a) for the Plan Year in an amount equal to the excess of: (a) the maximum Employer Matching Contributions that would otherwise be allocated to the Participant’s account under the Savings Plan if the provisions of the Savings Plan were administered without regard to the Compensation Limit or Contribution Limit; over (b) the maximum Employer Matching Contributions that would have been allocated to the Participant’s account under the Savings Plan taking into account the Compensation Limit and Contribution Limit.

A Participant will be entitled to a benefit under this Section 4.1 without regard to whether the Participant made any employee contributions (including any salary reduction contributions) under the Savings Plan. No Participant contribution is required or permitted under the Plan.

4.2 EXCESS TRANSFEREE NONELECTIVE CONTRIBUTIONS. The Employer shall make an Excess Transferee Nonelective Contribution to the Account of each Employee who qualifies as a Participant under Section 3.1(a) and is eligible for Transferee Nonelective Contributions under the Savings Plan for the Plan Year in an amount equal to the excess of: (a) the maximum Transferee Nonelective Contributions that would otherwise be allocated to the Participant’s account under the Savings Plan if the provisions of the Savings Plan were administered without regard to the Compensation Limit or Contribution Limit; over (b) the Transferee Nonelective Contributions that were actually allocated to the Participant’s account under the Savings Plan taking into account the Compensation Limit and Contribution Limit.

4.3 EMPLOYER SUPPLEMENTAL CONTRIBUTIONS. The Employer shall make an Employer Supplemental Contribution to the Account of each Employee who is a Director Or Above and who qualifies as a Participant under Section 3.1(b) for the Plan Year in an amount equal to the following: (a) 4.00% of Compensation, if the Participant is at least age 50 as of June 30, 2014; (b) 3.50% of Compensation, if the Participant is at least age 40 but not yet age 50 as of June 30, 2014; and (c) 3.00% of Compensation, if the Participant is not yet age 40 as of June 30, 2014. The Employer Supplemental Contribution is based on the Participant’s age as of June 30, 2014. A Participant shall not be entitled to increased Employer Supplemental Contributions due to the Participant’s subsequent attainment of any age.

In addition, to be eligible for Employer Supplemental Contributions under this Section 4.3 for a Plan Year, an Employee must be qualified as a Participant under Section 3.1(b) on the last day of the Plan Year.

ARTICLE FIVE—INVESTMENT OF ACCOUNTS AND ACCOUNTING RULES

5.1 INVESTMENT FUNDS. All investments of Participants’ Accounts, including all property and rights purchased with such amounts and all income attributable thereto, shall be subject to the claims of general creditors of the Employer, and no Participant or Beneficiary shall have any vested interest or secured or preferred position with respect to such property or have any claims against the Employer except as a general creditor. The Administrator, in its discretion, may allow the Plan to provide for separate funds for the directed investment of each Participant’s Account.

5.2 ALLOCATION OF INVESTMENT EXPERIENCE. As of each Valuation Date, the Participants’ Accounts shall be deemed to be invested in and credited with the investment rate of return earned under the Savings Plan’s Balanced Fund or any successor fund.

5.3 ALLOCATION OF EXCESS MATCHING CONTRIBUTIONS. Excess Matching Contributions made pursuant to Section 4.1 (including Excess Matching Contributions that relate to a “True-Up Match” under Section 4.7(a)(2) of the Savings Plan) shall be allocated to the Account of each eligible Participant no later than the end of the Plan Year following the Plan Year to which the Employer Matching Contributions relate but prior to the date of any applicable distribution.

5.4 ALLOCATION OF EXCESS TRANSFEREE NONELECTIVE CONTRIBUTIONS AND EMPLOYER SUPPLEMENTAL CONTRIBUTIONS. Excess Transferee Nonelective Contributions and Employer Supplemental Contributions made pursuant to Sections 4.2 and 4.3 shall be allocated to the Account of each eligible Participant during the subsequent Plan Year at such time as the Employer may determine in its sole discretion but prior to the date of any applicable distribution.

5.5 MANNER AND TIME OF DEBITING DISTRIBUTIONS. For any Participant who receives a distribution from his or her Account, distribution shall be made in accordance with the provisions dealing with the timing of commencement of benefit payments in Section 8.2. The distribution shall be equal to the fair market value of the Participant’s Account as of the Valuation Date preceding the distribution.

ARTICLE SIX—ACCOUNTS

6.1 ACCOUNTS. The Administrator shall establish an Account and sub-accounts for each Participant as are necessary for the proper administration of the Plan. Such Accounts shall reflect Excess Matching Contributions, Excess Transferee Nonelective Contributions and Employer Supplemental Contributions made on behalf of the Participant, together with any adjustments for income, gain or loss and any payments from the Account as provided herein.

6.2 STATUS OF ACCOUNTS. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under the Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Employer, subject to the claims of its general creditors.

ARTICLE SEVEN—VESTING AND DISABILITY BENEFITS

7.1 VESTING. A Participant shall at all times have a nonforfeitable (vested) right to the portion of his or her Account attributable to Excess Matching Contributions under Section 4.1. Except as otherwise provided with respect to Disability or death, a Participant shall have a nonforfeitable (vested) right to a percentage of his or her Account derived from Excess Transferee Nonelective Contributions under Section 4.2 and Employer Supplemental Contributions under Section 4.3, as follows:

Years of Service	Vested Percentage
Less than 3 years	0%
3 years or more	100%

The nonvested portion of the Participant’s Account shall be forfeited as of the date of the Participant’s Separation from Service. The amount forfeited shall remain an asset of the Employer.

7.2 DEATH; DISABILITY. If a Participant dies or incurs a Disability while in the employ of the Employer, the Participant shall have a nonforfeitable interest in 100% of his or her Account derived from Excess Transferee Nonelective Contributions under Section 4.2 and Employer Supplemental Contributions under Section 4.3. Payment of his or her Account Balance will be made at the time and in a manner specified in Article Eight.

ARTICLE EIGHT—DISTRIBUTIONS

8.1 MANNER OF PAYMENT. The Participant’s Account shall be distributed to the Participant (or to the Participant’s Beneficiary in the event of the Participant’s death) in a single lump sum payment.

8.2 TIME OF COMMENCEMENT OF BENEFIT PAYMENTS.

(a) Normal or Late Retirement. A Participant whose Separation from Service occurs on or after his or her Normal Retirement Date shall have distribution of his or her Account made within ninety (90) days following his or her Separation from Service.

(b) Disability Retirement. A Participant whose Separation form Service occurs due to Disability shall have distribution of his or her Account made within ninety (90) days following his or her Separation from Service.

(c) Pre-retirement Separation from Service. If a Participant Separates from Service for any reason other than normal or late retirement, Disability or death, distribution of his or her Account shall be made within ninety (90) days following the Participant’s Separation from Service.

(d) Special Rule for Specified Employees. If a Participant is considered a “specified employee” within the meaning of Section 409A of the Code, distribution of the Participant’s Account on account of his or her Separation from Service shall not commence until the earlier of (1) six months and a day after his or her Separation from Service or (2) his or her death.

8.3 FURNISHING INFORMATION. Prior to the payment of any benefit under the Plan, each Participant or Beneficiary may be required to complete such administrative forms and furnish such proof as is deemed necessary or appropriate by the Employer and/or Administrator.

8.4 DEATH BENEFITS.

(a) Death While an Employee. In the event of the death of a Participant while in the employ of the Employer, the Participant’s Account shall constitute the Participant’s death benefit to be distributed to the Participant’s Beneficiary.

(b) Death After Termination of Employment. In the event of the death of a former Participant after termination of employment but prior to the complete distribution of his or her Account Balance, the undistributed balance of the Participant’s Account shall be paid to the Participant’s Beneficiary.

(c) Time and Mode of Distributing Death Benefits. In the event of the death of the Participant, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a single lump sum payment to commence within ninety (90) days following the Participant’s death.

8.5 NOT “COMPENSATION” FOR OTHER PURPOSES. Any benefits payable under this Plan will not be considered “Compensation” to the Participant for purposes of the Savings Plan or any other qualified retirement plan maintained by the Employer.

ARTICLE NINE—ADMINISTRATION

The Employer, hereinbefore and hereinafter referred to as the Administrator, shall administer the Plan, unless the Employer, by action of its Board of Directors, shall designate a person or another committee of persons to be the Administrator. The administration of the Plan, as provided herein, including a determination of the payment of benefits to Participants and their Beneficiaries, shall be the responsibility of the Administrator. In the event more than one party shall act as Administrator, all actions shall be made by majority decisions. In the administration of the Plan, the Administrator may (a) employ agents to carry out responsibilities and (b) consult with counsel, who may be counsel to the Employer.

The Administrator will administer the Plan in accordance with established policies, interpretations, practices, and procedures relating to the Plan and in accordance with the requirements of ERISA, to the extent applicable (see Section 12.2 below), and other applicable laws. The Administrator shall have the discretion (a) to interpret the terms of the Plan, (b) to determine factual questions that arise in the course of administering the Plan, (c) to adopt rules and regulations regarding the administration of the Plan, (d) to determine the conditions under which benefits become payable under the Plan and (e) to make any other determinations that the Administrator believes are necessary and advisable for the administration of the Plan. Any determination made by the Administrator shall be final, conclusive and binding on all parties. The Administrator may delegate all or any portion of its authority to any person or entity.

The expenses of administering the Plan and the compensation of all employees, agents, or counsel of the Administrator, including the accounting fees, the record-keeper’s fees, and the fees of any benefit consulting firm, shall be paid by the Employer.

The Administrator shall administer the Plan and adopt such rules and regulations as, in the opinion of the Administrator, are necessary or advisable to implement and administer the Plan and to transact its business.

ARTICLE TEN—CLAIMS PROCEDURE

Pursuant to procedures established by the Administrator, adequate notice in writing shall be provided to any Participant or Beneficiary whose claim for benefits under the Plan has been denied within 90 days (or, for a disability claim, 45 days) of receipt of such claim; provided, however, that an extension of time not exceeding 90 days (or, for a disability claim, 30 days) will be available if special circumstances require an extension of time for processing the claim. If so, notice of such extension, indicating what special circumstances exist and the date by which a final decision is expected to be rendered, will be furnished to the claimant before the initial 90-day (or, for a disability claim, 45-day) period expires. For a disability claim, the extension notice will further indicate the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. A claimant will be afforded at least 45 days within which to provide the specified information.

For a disability claim, if, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the period for making the determination may be extended for up to an additional 30 days. If an additional extension is required, the Administrator will provide the claimant with written notice of the extension before the end of the first 30-day extension period. The extension notice will indicate the special circumstances requiring an extension of time, the date by which the Plan expects to render a decision, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The claimant will be afforded at least 45 days within which to provide the specified information.

The notice of denial shall, in a manner calculated to be understood by the claimant, set forth the specific reason for such denial, reference the specific Plan provisions on which the determination is based, describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denied appeal.

For a disability claim, the written notice of decision will further set forth:

•

If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request; or

•

If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

Within 60 days (or, for a disability claim, 180 days) after receipt of such notice of denial, the claimant may request, by mailing or delivery of written notice to the Plan, a review by the Administrator of the decision denying the claim. The claimant will be provided an opportunity to submit written comments, documents, records, and other pertinent information. The claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. The review will take into account all comments, documents, records and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

For a disability claim, the review will not afford deference to the initial claim denial and will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who denied the claim that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any claim denial that is based in whole or in part on medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional will be an individual who is neither an individual who was consulted in connection with the initial denial, nor the subordinate of any such individual. The Administrator will identify the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, without regard to whether the advice was relied upon in denying the claim.

After such review, the Administrator will determine whether the denial of the claim was correct and will notify the claimant in writing of its determination within a reasonable period of time, but not later than 60 days (or, for a disability claim, 45 days) after the receipt of a claimant’s request for review by the Administrator; provided, however, that an extension of time not exceeding 60 days (or, for a disability claim, 45 days) will be available if special circumstances require an extension of time for processing the appeal. If so, notice of such extension, indicating what special circumstances exist and the date by which a final decision is expected to be rendered, will be furnished to the claimant before the initial 60-day (or, for a disability claim, 45-day) period expires.

The claimant will be advised of the Administrator’s decision in writing. If the appeal is denied, the notice of denial shall set forth, in a manner calculated to be understood by the claimant, the specific reason for such denial; reference to the specific Plan provisions on which the benefit determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

For a disability claim, the written notice of decision will further set forth:

•

If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request;

•

If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

•

The following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

If the claimant fails to request review within the 60-day (or, for a disability claim, 180 day) period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrator is correct.

If the Administrator’s determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Administrator within 90 days after the mailing or delivery by the Administrator of its determination, that the claimant intends to institute legal proceedings challenging the determination of the Administrator, and the claimant actually institutes such legal proceeding within 180 days after such mailing or delivery.

The denial of an application or claim as to which the right of review has been waived or the decision of the Administrator with respect to a petition for review, shall be final and binding upon all parties, subject only to judicial review.

ARTICLE ELEVEN—AMENDMENT AND TERMINATION

The Board of Directors of the Employer shall have the right to amend, alter or modify the Plan at any time, or from time to time, in whole or in part. Any such amendment shall become effective under its terms upon adoption by the Employer, unless otherwise set forth in the amendment. However, no amendment shall affect the right of any Participant or Beneficiary to receive a payment of the amount credited to his or her vested Account Balances under the Plan on the date immediately preceding such amendment without such person’s written consent. Notwithstanding any provision of the Plan to the contrary, the Employer may amend the Plan at any time and in any manner it deems appropriate to comply with the laws or regulations applicable to deferred compensation plans, including Section 409A of the Code and the regulations issued thereunder.

The Board of Directors of the Employer reserves the right at any time and in its sole discretion to terminate the Plan. In the event the Plan is terminated, amounts credited to, and vested in, Participants’ Accounts shall be distributed at such time and in such form as shall comply with the requirements of Section 409A of the Code and the regulations thereunder.

ARTICLE TWELVE—MISCELLANEOUS PROVISIONS

12.1 BENEFITS UNFUNDED; RABBI TRUST.

(a) It is the intention of the parties that this Plan is an unfunded deferred compensation plan that complies with the requirements of Section 409A of the Code and that the benefits payable hereunder are not to be included in the gross income of the Participant until the taxable year in which the benefits are actually received or otherwise made available, whichever occurs earlier. The Participant has the status of an unsecured general creditor of the Employer, and the Plan constitutes a mere promise by the Employer to make benefit payments in the future. In the event there is an amendment to the Code or the Department of Treasury issues regulations which would require the Participant to include the benefits payable hereunder in gross income before they are actually received or otherwise made available, the Employer, with the consent of the Participant, shall revise and amend this Plan and/or adopt another method of retirement compensation for the Participant which is consistent with the deferral purposes contained in this Plan.

(b) The Employer at its sole discretion and exclusive option may set-aside assets or funds, in a trust, to support its financial obligations under this Plan. The creation of a grantor trust (a so called “Rabbi Trust”) under the Code (owned by and for the benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give, nor be a representation to a Participant or any other person of, a property or beneficial ownership interest in such Rabbi Trust assets or funds even though the incidental advantages or benefits of the Rabbi Trust to Participants may be communicated to them. No such Rabbi Trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Code Section 409A(b)(1). No such acquisition or set-aside shall impair or derogate from the Employer’s direct obligation to a Participant under this Plan. However, no Participant shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

12.2 ERISA COMPLIANCE. This Plan is being established by the Employer with the express intention that the Plan constitutes an unfunded pension benefit plan maintained by the Employer for the purpose of providing benefits for a select group of management or highly compensated employees (“unfunded top-hat plan”) under ERISA. Accordingly, this Plan is being treated as a plan exempt from the participation, vesting, funding and fiduciary requirements of Title 1 of ERISA, but subject to the reporting and disclosure, and enforcement, requirements. The Employer intends to comply with the reporting and disclosure requirements by filing a notice with the United States Department of Labor, Employee Benefits Security Administration, pursuant to 29 C.F.R. Section 2520.104-23(b). This notice states that the Plan documents will be available to the Secretary of Labor upon request.

In the event there is an amendment to ERISA or the Department of Labor issues revised regulations governing the application of Title I of ERISA to unfunded top-hat plans and such amendment or regulations require the Plan to comply with ERISA’s participation, vesting, funding and/or fiduciary requirements, the Employer reserves the right to revise and amend this Plan or to adopt another method of retirement compensation consistent with the unfunded nature of this Plan.

12.3 PLAN DOES NOT AFFECT EMPLOYMENT. Nothing in this Plan or any amendment thereto, or the creation of any fund or the payment of benefits hereunder, shall be construed as giving any legal or equitable right to any Employee or Participant against the Employer, its officers or employees. Participation in the Plan shall not give any Participant any right to be retained in the employ of the Employer, and the Employer hereby expressly retains the right to hire and discharge any Employee at any time with or without cause, as if the Plan had not been adopted, and any such discharged Participant shall have only such rights or interests as may be specified herein.

12.4 TAXES. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the person to whom and for whose benefit such payment is made; provided, however, that the Employer shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.

12.5 BENEFITS NOT ASSIGNABLE. The benefits under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary, or liable for the debts, contracts, liabilities, engagements or torts of the Participant or his or her Beneficiary.

12.6 SOURCE OF PAYMENTS. Any funds which may be contributed and invested under the provisions of this Plan, including any assets transferred to a Rabbi Trust, shall continue to be subject to the unsecured general creditors of the Employer. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

12.7 CONSTRUCTION. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

12.8 BENEFICIARIES.

(a) Each Participant shall file with the Administrator a designation of Beneficiary to receive payment of death benefits payable hereunder if such Beneficiary should survive the Participant. However, no married Participant’s designation of a Beneficiary other than his or her spouse shall be effective unless the Participant’s eligible spouse has signed a written consent witnessed by a Plan representative or a Notary Public, which consent provides for a designation of an alternative Beneficiary. Such designation of an alternative Beneficiary may not be changed unless a new consent is signed by the spouse.

(b) Beneficiary designations may include primary and contingent Beneficiaries, and may be revoked or amended at any time in similar manner or form, and the most recent designation shall govern. In the absence of an effective designation of a Beneficiary, or if the Beneficiary dies before complete distribution of the Participant’s benefits, all amounts shall be paid to the surviving spouse of the Participant, if living, or otherwise equally to the Participant’s then-surviving children, whether by marriage or adopted, and the surviving issue of any deceased children, per stirpes, or, if none, to the Participant’s estate. Notification to Participants of the death benefits under the Plan and the method of designating a Beneficiary shall be given at the time and in the manner provided by regulations and rulings under the Code.

(c) In the event a distribution is to be made to a minor or other person for whom a legal guardian has been appointed, the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his or her residence, or to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian, custodian or parent of a minor Beneficiary shall fully discharge the Employer and Plan from further liability on account thereof.

(d) In the event that all, or any portion, of the distribution payable to a Participant or his or her Beneficiary hereunder shall remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his or her Beneficiary, the amount so distributable shall be held by the Employer, less distributions for tax withholding, until the Participant or Beneficiary is located, or until the Account is required to be treated as “abandoned property” under the Uniform Unclaimed Property Act.

12.9 CODE SECTION 409A SAVINGS CLAUSE. The payments and benefits provided under the Plan are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Article Eleven hereof, in the event that the Employer reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Employer shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, (ii) to preserve the economic benefits with respect to such payments and benefits, and/or (iii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 12.9 does not, and shall not be construed so as to, create any obligation on the part of the Employer to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

12.10 GOVERNING LAW. The provisions of this Plan shall be construed under the laws of the state of the situs of the Plan, except to the extent such laws are preempted by Federal law.

12.11 HEADINGS. The Article headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of the Plan, the text shall control.

12.12 COUNTERPARTS. This Plan may be executed in any number of counterparts, each of which shall be deemed an original; said counterparts shall constitute one and the same instrument, which may be sufficiently evidenced by any one counterpart.

I hereby certify that this Ortho Clinical Diagnostics Excess Plan, as amended and restated herein, was duly adopted by the Board of Directors of Ortho-Clinical Diagnostics, Inc.

Executed on this day of , 2016.
By:	/s/ Beatriz Lopez-Galvis
Beatriz Lopez-Galvis
Chief Human Resources Officer

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